SOURCE: HUDSON VALLEY HOLDING CORP.

FOR IMMEDIATE RELEASE	CONTACT
Hudson Valley Holding Corp. 21 Scarsdale Road Yonkers, NY 10707	Stephen R. Brown President and CEO (914) 771-3073

HUDSON VALLEY HOLDING CORP. NAMES JOHN SWADBA CHIEF CREDIT OFFICER

YONKERS, N.Y. – July 26, 2013 – Hudson Valley Holding Corp. (NYSE: HVB) named John M. Swadba, CFA to serve as Chief Credit Officer of Hudson Valley Bank serving small- and mid-sized businesses, professional services firms, not-for-profit organizations and select individuals in metropolitan New York.

“As we continue to make Hudson Valley Bank a more nimble, sophisticated and much better competitively positioned financial institution, we’ll benefit from John’s exceptional experience leading the credit management, analytics and reporting functions responsible for large and complex loan portfolios,” President and Chief Executive Officer Stephen R. Brown said. “Over his nearly 30 year career, John has developed particular expertise in corporate and middle market banking credit, which makes him a valuable addition to our bank’s management team as we continue to focus on growing and diversifying our loan portfolio.”

Before joining Hudson Valley, Swadba served as a market analyst and strategy consultant with Inveraray Capital Management. Previously, he was Managing Director, Loan Portfolio Management at Merrill Lynch & Company and the Chief Credit Officer of Merrill Lynch Bank USA. He joined Merrill Lynch in 1985 and served in a variety of global credit management and analysis positions during his nearly 25 years with the firm.

Swadba began his career with National State Bank in Elizabeth, N.J., after earning his B.S. in Economics from Cook College at Rutgers University.

About Hudson Valley Holding Corp.
Through its Hudson Valley Bank subsidiary, Hudson Valley Holding Corp. (NYSE: HVB) serves small- and mid-sized businesses, professional services firms, not-for-profit organizations and select individuals in metropolitan New York. Headquartered in Yonkers, N.Y., the company provides a full range of banking, trust and investment management services to niche commercial customers and their principals throughout Westchester and Rockland counties, the Bronx, Brooklyn and Manhattan. Hudson Valley is the largest bank headquartered in Westchester County, with $3.0 billion in assets, $2.6 billion in deposits and 28 branches. Its common stock is traded on the New York Stock Exchange and is a Russell 3000® Index component. More information is available at www.hudsonvalleybank.com.

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